Exhibit 10.1 Additional Exhibits - Quarterly report for the quarter ended September 30, 2002 which was distributed to our U.S. shareholders in paper form.

LETTER TO SHAREHOLDERS

ASM International N.V. reports the operating results for the third quarter of 2002. The net loss for the third quarter of 2002 amounted to E 4.6 million or E
0.09 diluted net loss per share compared to a net loss of E 12.7 million or E
0.26 diluted net loss per share for the third quarter of 2001. By comparison the net loss for the second quarter of 2002 amounted to E 6.4 million or E 0.13 diluted net loss per share.

For the nine months ended September 30, 2002 the net loss amounted to E 23.2 million or E 0.47 diluted net loss per share, compared to net earnings of E 15.1 million or E 0.30 diluted net earnings per share for the same period in 2001.

NET SALES

Net sales for the third quarter of 2002 amounted to E 140.0 million, almost at the same sales level of E 140.9 million in the second quarter of 2002 and an increase of 37.3% compared to net sales of E 102.0 million for the same period last year. Net sales for the nine months ended September 30, 2002, amounted to E
381.5 million, 16.3% lower than the E 455.8 million net sales for the same period in 2001.

The semiconductor equipment market is still impacted by the severe downturn in the industry, which started late 2000. This resulted in a lower capital spending by semiconductor manufacturers, in particular for capacity driven purchases. Despite the lower capacity driven demand, ASMI has seen a continued interest and orders for new technology and 300mm equipment over the last quarters in particular for our Front-end operations. This increased order activity has already resulted in a significantly higher level of sales in the second and third quarter of 2002 as compared to the third and fourth quarter of 2001 and the first quarter of 2002.

OPERATIONS

The gross profit margin for the third quarter of 2002 amounted to 38.1% of net sales, 0.3 percentage points above the gross profit margin of 37.8% for the previous quarter. The gross profit margin for the nine months of 2002 amounted to 36.7%, a decrease of 3.8 percentage points compared to 40.5% gross profit margin in the same period in 2001. The lower sales volume and the mix of products sold in the nine months of 2002 compared to the same period in 2001 resulted in a decrease of gross profit margin.

Selling, general and administrative costs were E 28.6 million in the third quarter of 2002, the same level of E 28.6 million as in the second quarter of 2002, and increased 6.7% compared to E 26.8 million in the third quarter of 2001. Selling, general and administrative expenses were 20.9% of net sales in the nine months of 2002, compared to 18.8% of net sales in the nine months of 2001.

Research and development expenses were E 21.6 million or 15.4% of net sales in the third quarter of 2002, the same level as in the second quarter of 2002, an increase from E 19.9 million or 19.5% of net sales in the third quarter of 2001. For the nine months in 2002 research and development expenses increased by 8.9% compared to the same period last year, and as a percentage of net sales from 12.9% to 16.7%. ASMI continued to keep the research and development expenses at a high level despite the market circumstances and concentrated its investments in research and development on the equipment and product solutions for the next generations of semiconductor devices.

Amortization of goodwill. As of January 1, 2002 ASMI adopted SFAS 142 "Goodwill and Other Intangible Assets". This new accounting standard requires that goodwill not be amortized, but rather tested at least annually for impairment. Consequently, ASMI stopped amortizing goodwill as of January 1, 2002. ASMI did not record an impairment loss upon adoption of SFAS 142. Amortization of goodwill in the third quarter of 2001 amounted to E 1.9 million and for the nine months in 2001 to E 5.7 million.

Earnings (loss) from operations amounted to earnings of E 3.2 million in the third quarter of 2002 compared to a loss from operations of E 12.1 million in the same period of 2001. For the nine months of 2002, the loss from operations amounted to E 3.6 million, compared to earnings of E 34.2 million for the nine months of 2001. Before amortization of

1 2002 THIRD QUARTER REPORT ASM INTERNATIONAL N.V.

goodwill, the adjusted loss from operations for the third quarter of 2001 were E
10.1 million compared to earnings of E 3.2 million in the third quarter of 2002.

Net interest and other financial income (expenses) increased from a net expense of E 0.9 million in the third quarter of 2001 to a net expense of E 2.2 million in the third quarter of 2002. In the nine months of 2002 the net expense amounted to E 6.8 million compared to a net expense of E 0.3 million in the same period of 2001. The increase in net expense in the nine months of 2002 was the result of increased borrowings and the full impact of our US$ 115.0 million 5% convertible notes, issued in November 2001, E 1.1 million in amortization of debt issuance costs related to these convertible notes, and a small foreign exchange loss as compared to a small foreign exchange gain in the same period of 2001.

BOOKINGS AND BACKLOG

New orders booked in our Front-end operations increased by more than 10%, an increase for the third quarter in a row. The overall level of new orders booked in the third quarter of 2002 amounted to E 152.2 million.

For the first nine months in 2002 the total of new orders amounted to E 429.5 million. The backlog at the end of September stood at E 180.6 million, an increase of 7.2% compared to the backlog of E 168.4 million at the end of June 2002.

OUTLOOK

The visibility of a strong recovery in the industry is still weak, due to uncertain market and economic conditions, resulting in current low and selective capital spending by semiconductor manufacturers.

Despite the market weakness, ASMI has seen increased order activity for new technology equipment over the past two quarters, which already led to an increase in sales volumes in the second and third quarter of 2002. This in particular in our Front-end operations.

ASMI believes it is well positioned in the Front-end segment of the semiconductor equipment market due to its strategies in 300mm, low-k, high-k, SiGe, Strained Silicon applications and copper, and in the Back-end segment due to its established position as a leading supplier of a full spectrum of innovative products and its recently introduced next generation wire bonders. ASMI also strongly believes that its firm commitment to research and development, its readiness in new technologies, design-in wins at top-tier customers as well as our strategic partnerships provide us with a broad basis for substantial long-term market share gains.

Based on the current tendency of semiconductor manufacturers to delay further capital spending into the next year, ASMI does anticipate that sales and bottom line levels for the fourth quarter of 2002 will be lower compared to the third quarter of this year. Nevertheless, based on our current backlog and the selection of ASMI's new technologies by top-tier customers and in spite of the now weaker than originally anticipated 4th quarter, ASMI re-confirms its existing outlook for a continued growth of sales and improvement of the bottom line for the second half of 2002, compared to the first half of this year, and also into 2003.

Arthur H. del Prado
President and Chief Executive Officer

Bilthoven
October 21, 2002

2 2002 THIRD QUARTER REPORT ASM INTERNATIONAL N.V.

Auditors:         Deloitte & Touche, Accountants.
Stock:            Traded on the NASDAQ National Market System under the symbol
                  'ASMI' and on the Euronext Amsterdam Stock Exchange under the symbol 'ASM'
Transfer Agents:  Citibank, New York, NY, U.S.A.
                  ABN AMRO Bank, Breda, the Netherlands



Safe Harbor Statement under the US Private Securities Litigation Reform Act of 1995: All matters discussed in this statement, except for any historical data, are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These include, but are not limited to, economic conditions and trends in the semiconductor industry, currency fluctuations, the timing of significant orders, market acceptance of new products, competitive factors, litigation involving intellectual property, shareholder and other issues, commercial and economic disruption due to terrorist activity, armed conflict or political instability and other risks indicated in the Company's filings from time to time with the US Securities and Exchange Commission, including, but not limited to, the Company's report on Form 20-F and Form 6-K as filed.

3 2002 THIRD QUARTER REPORT ASM INTERNATIONAL N.V.

CONSOLIDATED STATEMENTS OF OPERATIONS

 (thousands, except per share data)                                                                    In Euro
--------------------------------------------------------------------------------------------------------------------
                                                               Three months ended            Nine months ended
                                                                   September 30,                September 30,
                                                            --------------------------    --------------------------
                                                               2001           2002          2001           2002
                                                            -----------    -----------    -----------    -----------
                                                            (unaudited)    (UNAUDITED)    (unaudited)    (UNAUDITED)
    Net sales                                                 102,028        140,044        455,785        381,468
    Cost of sales                                             (65,438)       (86,642)      (271,385)      (241,649)
                                                            -----------    -----------    -----------    -----------
    Gross profit                                               36,590         53,402        184,400        139,819

    Operating expenses:
    Selling, general and administrative                       (26,812)       (28,604)       (85,845)       (79,594)
    Research and development                                  (19,923)       (21,610)       (58,670)       (63,863)
    Amortization of goodwill                                   (1,924)          --           (5,682)          --
                                                            -----------    -----------    -----------    -----------
       Total operating expenses                               (48,659)       (50,214)      (150,197)      (143,457)
                                                            -----------    -----------    -----------    -----------
    Earnings (loss) from operations                           (12,069)         3,188         34,203         (3,638)
    Net interest and other financial income (expenses)           (856)        (2,223)          (288)        (6,825)
                                                            -----------    -----------    -----------    -----------
    Earnings (loss) before income taxes and
       minority interest                                      (12,925)           965         33,915        (10,463)
    Income taxes                                                  484           (121)        (6,487)           496
                                                            -----------    -----------    -----------    -----------
    Earnings (loss) before minority interest                  (12,441)           844         27,428         (9,967)
    Minority interest                                            (295)        (5,454)       (12,294)       (13,201)
                                                            -----------    -----------    -----------    -----------
    Net earnings (loss)                                       (12,736)        (4,610)        15,134        (23,168)
                                                            ===========    ===========    ===========    ===========

     Basic net earnings (loss) per share                        (0.26)         (0.09)          0.31          (0.47)
     Diluted net earnings (loss) per share (1)                  (0.26)         (0.09)          0.30          (0.47)
                                                            ===========    ===========    ===========    ===========

    Weighted average number of shares used in computing per share amounts (in thousands):

         Basic                                                 48,978         49,161         48,904         49,137
         Diluted (1)                                           48,978         49,161         50,064         49,137
                                                            ===========    ===========    ===========    ===========

    Adjusted amounts - Adoption of SFAS No. 142 (2):
         Reported net earnings (loss)                         (12,736)        (4,610)        15,134        (23,168)
         Add back: amortization of goodwill                     1,924           --            5,682           --
                                                            -----------    -----------    -----------    -----------
         Adjusted net earnings (loss)                         (10,812)        (4,610)        20,816        (23,168)

         Reported basic net earnings (loss) per share           (0.26)         (0.09)          0.31          (0.47)

         Amortization of goodwill per share                      0.04           --             0.12           --
                                                            -----------    -----------    -----------    -----------
         Adjusted basic net earnings (loss) per share           (0.22)         (0.09)          0.43          (0.47)

         Reported diluted net earnings (loss) per share         (0.26)         (0.09)          0.30          (0.47)

         Amortization of goodwill per share                      0.04           --             0.11           --
                                                            -----------    -----------    -----------    -----------
         Adjusted diluted net earnings (loss) per share         (0.22)         (0.09)          0.41          (0.47)
                                                            ===========    ===========    ===========    ===========

(1) The calculation of diluted net earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in earnings of the Company. Only instruments that have a dilutive effect on net earnings (loss) are included in the calculation. The assumed conversion results in adjustment in the weighted average number of common shares and net earnings (loss) due to the related impact on interest expense. The calculation is done for each reporting period individually. Due to the loss reported in the three months ended September 30, 2001 and 2002 and the nine months ended September 30, 2002, the effect of securities and other contracts to issue common stock were anti-dilutive and no adjustments have been reflected in the diluted weighted average number of shares and net earnings (loss) for that period.

(2) The adjusted amounts reflect the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" for all periods presented. The Company adopted SFAS No. 142 as of January 1, 2002. SFAS No. 142 requires that goodwill not be amortized, but, rather be tested at least annually for impairment. Consequently the Company stopped amortizing goodwill as of January 1, 2002. The Company did not record an impairment loss upon adoption of this standard.

At September 30,2002: 1 Euro = 0.9860 US$

4 2002 THIRD QUARTER REPORT ASM INTERNATIONAL N.V.

CONSOLIDATED BALANCE SHEETS

 (thousands, except per share data)                                              In Euro
----------------------------------------------------------------------------------------
                                                            December 31,   September 30,
                                                            ------------   -------------
 Assets                                                        2001            2002
                                                            ------------   -------------
                                                                            (UNAUDITED)
    Cash and cash equivalents                                  107,577        67,826
    Marketable securities                                            5            11
    Accounts receivable, net                                   136,615       143,826
    Inventories, net                                           206,027       198,744
    Income taxes receivable                                      4,103         3,806
    Other current assets                                        21,110        25,036
                                                            ------------   -------------
    Total current assets                                       475,437       439,249
    Property, plant and equipment, net                         191,081       167,711
    Goodwill, net                                               64,306        57,747
    Other assets                                                26,241        24,568
                                                            ------------   -------------
    Total Assets                                               757,065       689,275
                                                            ============   =============

    Liabilities and Shareholders' Equity

    Notes payable to banks                                      16,231        17,162
    Accounts payable                                            61,737        84,273
    Accrued expenses                                            85,794        54,908
    Advance payments from customers                              6,309         9,755
    Deferred revenue                                            11,562         9,618
    Income taxes payable                                         4,227         5,637
    Current portion of long-term debt                            2,179         1,547
                                                            ------------   -------------
    Total current liabilities                                  188,039       182,900

    Deferred income taxes                                        1,977         1,604
    Long-term debt                                              11,720        10,093
    Convertible subordinated debt                              130,728       116,634
                                                            ------------   -------------
    Total Liabilities                                          332,464       311,231

    Minority interest in subsidiary                            103,691        97,822

    Shareholders' Equity:
    Common shares

         Authorized 110,000,000 shares, par value E 0.04,
    issued and outstanding 49,070,296 and 49,163,608
    shares                                                       1,963         1,967

    Financing preferred shares, issued none                       --            --
    Preferred shares, issued none                                 --            --
    Capital in excess of par value                             252,892       253,660
    Retained earnings                                           64,916        41,748
    Accumulated other comprehensive income (loss)                1,139       (17,153)
                                                            ------------   -------------
    Total Shareholders' Equity                                 320,910       280,222
                                                            ------------   -------------
    Total Liabilities and Shareholders' Equity                 757,065       689,275
                                                            ============   =============

5 2002 THIRD QUARTER REPORT ASM INTERNATIONAL N.V.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

 (thousands, except per share data)                                                        In Euro
-----------------------------------------------------------------------------------------------------
                                                       Three months ended        Nine months ended
                                                         September 30,            September 30,
                                                   ------------------------  ------------------------
                                                     2001           2002        2001         2002
                                                   -----------  -----------  -----------  -----------
                                                   (unaudited)  (UNAUDITED)  (unaudited)  (UNAUDITED)
    Net earnings (loss)                             (12,736)      (4,610)      15,134      (23,168)

    Other comprehensive income:
       Exchange rate changes for the period         (17,838)       1,046          996      (19,265)
       Unrealized gains (losses) on derivative
       instruments                                    1,750       (1,088)         853          973
                                                   -----------  -----------  -----------  -----------
    Total other comprehensive income                (16,088)         (42)       1,849      (18,292)
                                                   -----------  -----------  -----------  -----------
    Comprehensive income (loss)                     (28,824)      (4,652)      16,983      (41,460)
                                                   ===========  ===========  ===========  ===========



CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

 (thousands, except for number of common shares)                                                                        In Euro
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Accumulated
                                      Number of                     Capital in                         other              Total
                                       common          Common       excess of        Retained       comprehensive      Shareholders'
                                       shares          shares       par value        earnings        income (loss)        Equity
                                     ----------        ------       ---------        --------       --------------     -----------
    Balance December 31, 2000        48,797,346          221         252,784           58,818            (3,501)           308,322

    Issuance of common shares:
       For stock options                222,218            1           1,377               --                --              1,378
    Net earnings                             --           --              --           15,134                --             15,134
    Other comprehensive
       income                                --           --              --               --             1,849              1,849
                                     ----------        ------       ---------        --------       --------------     -----------
    Balance September 30, 2001
       (unaudited)                   49,019,564          222         254,161           73,952            (1,652)           326,683
                                     ==========        ======       =========        ========       ==============     ===========

    Balance December 31, 2001        49,070,296        1,963         252,892           64,916             1,139            320,910

    ISSUANCE OF COMMON SHARES:

       FOR STOCK OPTIONS                 93,312            4             768               --                --                772
    NET EARNINGS (LOSS)                      --           --              --          (23,168)               --            (23,168)
    OTHER COMPREHENSIVE
       INCOME (LOSS)                         --           --              --               --           (18,292)           (18,292)
                                     ----------        ------       ---------        --------       --------------     -----------
    BALANCE SEPTEMBER 30, 2002
       (UNAUDITED)                   49,163,608        1,967         253,660           41,748           (17,153)           280,222
                                     ==========        ======       =========        ========       ==============     ===========

6 2002 THIRD QUARTER REPORT ASM INTERNATIONAL N.V.

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (thousands)                                                                                          In Euro
------------------------------------------------------------------------------------------------------------------
                                                                Three months ended          Nine months ended
                                                                   September 30,              September 30,
                                                            -------------------------   --------------------------
                                                               2001           2002         2001           2002
                                                            -----------   -----------   -----------    -----------
                                                            (unaudited)   (UNAUDITED)   (unaudited)    (UNAUDITED)
    Cash flows from operating activities:
       Net earnings (loss)                                   (12,736)       (4,610)       15,134       (23,168)
       Depreciation and amortization                          10,802         9,550        31,022        29,851
       Amortization of debt issuance costs                      --             343          --           1,106
       Deferred income taxes                                    (266)          159          (649)         (160)
       Minority interest                                         295         5,454        12,294        13,201
       Changes in other assets and liabilities                 2,318         6,396       (25,790)      (25,751)
                                                            -----------   -----------   -----------    -----------
    Net cash provided by (used in) operating activities          413        17,292        32,011        (4,921)

    Cash flows from investing activities:

       Net capital expenditures                              (13,186)       (9,886)      (53,836)      (20,740)
       Purchase of marketable securities                        --              (6)         --              (6)
                                                            -----------   -----------   -----------    -----------
    Net cash (used in) investing activities                  (13,186)       (9,892)      (53,836)      (20,746)

    Cash flows from financing activities:

       Notes payable to banks, net                            59,731         1,408        67,144         1,346
       Proceeds from issuance of shares                          925            77         1,378           772
       Proceeds from long-term debt                              543            93         2,076           595
       Repayments of long-term debt                          (41,872)         (525)      (54,928)       (2,645)
       Dividend to minority shareholders                        --            --          (9,407)       (8,056)
                                                            -----------   -----------   -----------    -----------
    Net cash provided by (used in) financing activities       19,327         1,053         6,263        (7,988)
    Exchange rate effects                                     (8,839)         (732)        4,775        (6,096)
                                                            -----------   -----------   -----------    -----------
    Net increase (decrease) in cash and cash
    equivalents                                               (2,285)        7,721       (10,787)      (39,751)
                                                            ===========   ===========   ===========    ===========

ACCOUNTING PRINCIPLES

The Company follows accounting principles generally accepted in the United States of America (`US GAAP'). Accounting principles applied are unchanged compared to the year 2001, except for the accounting of goodwill. As of January 1, 2002 the Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets", which requires that goodwill not be amortized, but, rather, be tested at least annually for impairment. The Company did not record an impairment loss upon adoption of SFAS No. 142 as of January 1, 2002. Under accounting principles generally accepted in the Netherlands (`Dutch GAAP') the statement of operations, the balance sheet and statement of cash flows would not differ significantly from those presented in this interim report, except for the amortization of goodwill. Under the new adopted US GAAP standard SFAS No. 142, the Company stopped amortizing goodwill as of January 1, 2002, which is not allowed under Dutch GAAP. Had the Company continued to amortize goodwill the net loss for the nine months ended September 30, 2002 would have been E 5.5 million higher at a net loss of E 28.7 million or E 0.58 diluted net loss per share, and retained earnings would have been E 5.5 million lower at E 36.2 million.

7 2002 THIRD QUARTER REPORT ASM INTERNATIONAL N.V.